Exhibit Number

99.1

Investor Contact:	W. Larry Cash
Executive Vice President
and Chief Financial Officer
(615) 373-9600

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES
FOURTH QUARTER 2003 RESULTS WITH
NET OPERATING REVENUES UP 36.3%,
NET INCOME UP 25.4% AND NET INCOME PER SHARE (DILUTED) UP 25.0%

COMPLETES YEAR 2003 WITH NET OPERATING REVENUES UP 28.8%,
NET INCOME UP 31.5%,
AND NET INCOME PER SHARE (DILUTED) UP 30.0%

BRENTWOOD, Tenn. (February 25, 2004) — Community Health Systems, Inc. (NYSE: CYH) today announced financial and operating results for the fourth quarter and year ended December 31, 2003.

Net operating revenues for the fourth quarter ended December 31, 2003 totaled $795.0 million, a 36.3% increase compared with $583.5 million for the same period last year.  Net income increased 25.4% to $35.6 million, or $0.35 per share (diluted), on 108.7 million weighted average shares outstanding for the quarter ended December 31, 2003, compared with $28.4 million, or $0.28 per share (diluted), on 108.4 million weighted average shares outstanding for the same period last year. Refer to page 4 for “Financial Highlights.”

Adjusted EBITDA for the fourth quarter of 2003 was $118.9 million, compared with $94.7 million for the same period last year, representing a 25.5% increase.  Adjusted EBITDA is EBITDA adjusted to exclude loss from early extinguishment of debt and minority interest in earnings.  We use adjusted EBITDA as a measure of liquidity.  Net cash provided by operating activities for the fourth quarter of 2003 was $45.3 million, compared with $88.6 million for the same period last year, representing a 48.8% decrease.  Had net cash provided by operating activities been adjusted for the items discussed on page 4, footnote (d), the change between periods would have been an increase of 5.3%.

The consolidated financial results for the fourth quarter ended December 31, 2003 reflect a 32.3% increase in total admissions, compared with the fourth quarter of 2002.  This increase is attributable to the Company’s acquisition success and strong internal growth. On a same-store basis, admissions increased 4.2% and net operating revenues increased 9.3%, compared with the same period last year.  The Company has had consistent same-store net operating revenue growth, and these results represent the 16th consecutive quarter of 8.0% growth or better.

Net operating revenues for the year ended December 31, 2003, totaled $2.8 billion, compared with $2.2 billion for the same period last year, a 28.8% increase, again demonstrating the Company’s successful integration of acquisitions over the last several years.  Net income increased 31.5% to $131.5 million, or $1.30 per share (diluted), on 108.1 million weighted average shares outstanding, for the year ended December 31, 2003, compared with $100.0 million, or $1.00 per share (diluted), on 108.4 million weighted average shares outstanding for the same period last year.  To conform to the requirements of SFAS No. 145, the extraordinary loss from early extinguishment of debt reported in 2002 is no longer classified as an extraordinary item.  Had income before extraordinary item been shown for 2002 as previously reported, income before extraordinary item would have been $105.3 million, or $1.05 per share (diluted), for the year ended December 31, 2002.

Adjusted EBITDA for the year ended December 31, 2003, was $436.5 million, compared with $362.0 million for the same period last year, a 20.6% increase.  Net cash provided by operating activities for the year ended December 31, 2003, was $243.7 million, compared with $285.5 million for the same period last year, a decrease of 14.6%.  Had net cash provided by operating activities been adjusted for items discussed on page 4, footnote (d), the change between periods would have been an increase of 17.6%.

- MORE -

CYH Announces Fourth Quarter and Year Ended December 31, 2003 Results
February 25, 2004

The consolidated financial results for the year ended December 31, 2003 reflect a 21.4% increase in total admissions, compared with the same period last year.  On a same-store basis, admissions increased 1.0% and net operating revenues increased 8.5%, compared with the same period last year.

“The fourth quarter of 2003 marked a strong finish to another outstanding year for Community Health Systems,” commented Wayne T. Smith, chairman, president and chief executive officer of Community Health Systems, Inc. “The measure of our success is demonstrated by our impressive year-over-year growth in net operating revenues and net income, while we continued to drive volumes in a difficult economy. Our ability to focus and consistently execute on the key areas for success in our business - an effective standardized operating platform, a proven acquisition strategy, successful physician recruitment, and a favorable reputation in the marketplace - allowed us to achieve our objectives. More importantly, we believe these results confirm that our hospitals are successful in improving the level of healthcare services in their respective communities.”

The Company recently completed construction of an 80-bed replacement hospital in Emporia, Virginia, that was acquired in 1999.  This new facility provides a major improvement in plant and quality of services for this community.  Also, during 2003, Kentucky River Medical Center in Jackson, Kentucky, and Fannin Regional Hospital in Blue Ridge, Georgia, were named in the nation’s 100 top performing hospitals according to Solucient, Inc.’s annually published study “100 Top Hospitals; National Benchmarks for Success – 2002.”  This study identifies industry benchmarks by recognizing U.S. hospitals that demonstrate superior clinical, operational, and financial performance.

Over the last two years, the Company had 42 hospitals surveyed by the Joint Commission of Accreditation of Healthcare Organizations (JCAHO).  The Company’s average scores have been an outstanding 96 for these surveys.

The Company completed one acquisition of a not-for-profit hospital during the fourth quarter of 2003 with the acquisition of Laredo Medical Center (326 beds) in Laredo, Texas.  This hospital is the principal provider of general hospital services in its community.   For the full year of 2003, the Company completed the acquisition of ten not-for-profit hospitals, representing the best acquisition year since 1997, adding 1,632 licensed beds.  Over the last three years, the Company has completed 21 acquisitions with pre-acquisition trailing net operating revenue of approximately $1.0 billion.

“These acquisitions have and will continue to provide substantial growth opportunities for the Company going forward,” added Smith.  “Our acquisition strategy has been a key driver of our success as we again led the non-urban hospital industry with the completion of ten acquisitions in 2003.  Our track record in integrating and improving the financial and operating performance of these acquired hospitals, and more importantly, developing positive community relations, has continued to set us apart. Furthermore, we believe the operating environment for well-managed non-urban hospitals continues to look favorable. Our consistent execution over the past year provides us with confidence that we can build on our success as we enter 2004, and deliver greater value to both our shareholders and the communities we serve.”

The Company was recently included in Forbes magazine list of “Best Managed Companies in America” published on January 12, 2004.  More than 1,000 publicly traded companies with revenue in excess of $1.0 billion were considered for this award, with 400 companies eventually being selected for inclusion in this prestigious listing.  “We are greatly honored that Community Health Systems has been included in this impressive list of leading companies across the country,” noted Smith. “It is particularly gratifying to be recognized not only for our strong financial and operating performance, but also as a noted leader among our peers in the healthcare industry.”

CYH Announces Fourth Quarter and Year Ended December 31, 2003 Results
February 25, 2004

Located in the Nashville, Tennessee suburb of Brentwood, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 72 hospitals in 22 states.  Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care.  Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”

Community Health Systems, Inc. will hold a conference call to discuss this press release on Thursday, February 26, 2004, at 10:00 a.m. Central, 11:00 a.m. Eastern.  Investors will have the opportunity to listen to a live Internet broadcast of the conference call by clicking on the Investor Relations link of the Company’s website at www.chs.net, or at www.fulldisclosure.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call and continue through March 26, 2004.  A copy of the Company’s Form 8-K (including this press release) and conference call slide show will also be available on the Company’s website at www.chs.net.

Statements contained in this news release regarding expected operating results, acquisition transactions and other events are forward-looking statements that involve risk and uncertainties.  Actual future events or results may differ materially from these statements.  Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-112084), Form 10-K for the year ended December 31, 2002, and Form 10-Qs for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.

COMMUNITY HEALTH SYSTEMS, INC.

Financial Highlights

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2003		2002		2003		2002

Net operating revenues	$795,032		$583,475		$2,834,624		$2,200,417
Adjusted EBITDA (e)	$118,923		$94,730		$436,523		$361,964
Net income	$35,634		$28,411		$131,472		$99,984
Net income per share - basic	$0.36		$0.29		$1.34		$1.02
Weighted average number of shares outstanding - basic	98,469		98,572		98,392		98,421
Net income per share - diluted	$0.35		$0.28		$1.30		$1.00	(a)
Weighted average number of shares outstanding - diluted	108,673	(b)	108,397	(b)	108,095	(b)(c)	108,378	(b)

Net cash provided by operating activities	$45,348	(d)	$88,643		$243,704	(d)	$285,499

(a)          To conform to the requirements of SFAS No. 145, the extraordinary loss from early extinguishment of debt reported in 2002 is no longer classified as an extraordinary item.  Had income before extraordinary item been shown for 2002 as previously reported, income before extraordinary item would have been $105,258 or $1.05 per share (diluted) for the year ended December 31, 2002.

(b)         Adjusted to include assumed exercise of employee stock options and assumed conversion of convertible notes.  Since the income per share impact of the conversion of the convertible notes is less than the basic income per share for both periods presented, the convertible notes are dilutive and accordingly, must be included in the fully diluted calculation (after tax interest savings of $2.2 million per quarter and 8.6 million shares added to the number of weighted average diluted shares).

(c)          The 0.3% decrease in the weighted average number of shares (diluted) outstanding for the year ended December 31, 2003, compared to the same period last year is due primarily to the weighted average number of shares repurchased under the Company’s share repurchase program.  As of December 31, 2003, we have repurchased 790,000 shares, at an average stock price of $18.57  per share.

(d)         The decrease in net cash provided by operating activities was due primarily to an increase of approximately $37 million in accounts receivable from the acquisitions completed during the third and fourth quarters of 2003 where we did not purchase the seller’s accounts receivable.  In addition, during the fourth quarter of 2003, we pre-funded our benefit trust in the amount of approximately $11 million which affected the fourth quarter and year of 2003.  For the year ended December 31, 2003, accounts receivable build up from acquisitions completed in 2003 where we did not purchase the seller’s accounts receivable was approximately $81 million.

See footnote (e) on page 5

CYH Announces Fourth Quarter and Year Ended December 31, 2003 Results
February 25, 2004

Continuation of footnotes from page 4

(e)          EBITDA consists of income before interest, income taxes, and depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted to exclude loss from early extinguishment of debt and minority interest in earnings.  We have from time to time sold minority interests in certain of our subsidiaries or acquired subsidiaries with existing minority interest ownership positions.  We believe that it is useful to present adjusted EBITDA because it excludes the portion of EBITDA attributable to these third party interests and clarifies for investors our Company’s portion of EBITDA generated by our operations.  We use adjusted EBITDA as a measure of liquidity.  We have included this measure because we believe it provides investors with additional information about our ability to incur and service debt and make capital expenditures.  Adjusted EBITDA is the key component in the determination of our compliance with some of the covenants under our senior secured credit facility, as well as to determine the interest rate and commitment fee payable under the senior secured credit facility.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles.  It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.  The items excluded from adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity.  Our calculation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles adjusted EBITDA, as defined, to our net cash provided by operating activities as derived directly from our consolidated financial statements for the three months and year ended December 31, 2003 and 2002 (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(in thousands)
Adjusted EBITDA	$118,923	$94,730	$436,523	$361,964
Interest expense, net	(18,941)	(14,821)	(71,092)	(62,860)
Loss from early extinguishment of debt	—	—	—	(8,646)
Provision for income taxes	(24,272)	(19,322)	(88,206)	(70,020)
Other non-cash expenses, net	61,765	43,642	61,907	47,030
Net changes in operating assets and liabilities, net of effects of acquisitions	(92,127)	(15,586)	(95,428)	18,031
Net cash provided by operating activities	$45,348	$88,643	$243,704	$285,499

CYH Announces Fourth Quarter and Year Ended December 31, 2003 Results
February 25, 2004

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Net operating revenues	$795,032	$583,475	$2,834,624	$2,200,417

Operating expenses:
Salaries and benefits	318,235	233,896	1,138,642	886,734
Provision for bad debts	81,409	51,364	276,518	201,334
Supplies	95,177	65,822	332,378	254,687
Other operating expenses	181,288	137,663	650,563	495,698
Depreciation and amortization	39,792	31,801	143,766	118,218
Minority interests in earnings	284	375	1,987	2,236
Total expenses	716,185	520,921	2,543,854	1,958,907

Income from operations	78,847	62,554	290,770	241,510

Interest expense, net	18,941	14,821	71,092	62,860

Loss from early extinguishment of debt	—	—	—	8,646

Income before income taxes	59,906	47,733	219,678	170,004

Provision for income taxes	24,272	19,322	88,206	70,020

Net income	$35,634	$28,411	$131,472	$99,984

Net income per share - basic	$0.36	$0.29	$1.34	$1.02

Net income per share - diluted	$0.35	$0.28	$1.30	$1.00

Weighted average number of shares outstanding:
Basic	98,469	98,572	98,392	98,421
Diluted	108,673	108,397	108,095	108,378

Net income per share calculation:
Net income	$35,634	$28,411	$131,472	$99,984
Add - Convertible notes interest, net of taxes	2,190	2,190	8,757	8,757
Adjusted net income	$37,824	$30,601	$140,229	$108,741

Weighted average number of shares outstanding - basic	98,469	98,572	98,392	98,421
Add effect of dilutive securities:
Unvested common shares	81	228	89	228
Employee stock options	1,541	1,015	1,032	1,147
Convertible notes	8,582	8,582	8,582	8,582
Weighted average number of shares outstanding - diluted	108,673	108,397	108,095	108,378

Net income per share - diluted	$0.35	$0.28	$1.30	$1.00

CYH Announces Fourth Quarter and Year Ended December 31, 2003 Results
February 25, 2004

COMMUNITY HEALTH SYSTEMS, INC.

Selected Operating Data

(Unaudited)

($ in thousands)

	For the Three Months Ended December 31,
	Consolidated			Same-Store
	2003	2002	% Change	2003	2002	% Change

Number of hospitals	72	63		62	62
Licensed beds	7,810	6,310		6,178	6,247
Beds in service	6,180	4,939		4,932	4,900
Admissions	70,976	53,649	32.3%	55,795	53,522	4.2%
Adjusted admissions	128,313	98,292	30.5%	100,366	98,032	2.4%
Patient days	288,854	204,495	41.3%	223,372	204,010	9.5%
Average length of stay (days)	4.1	3.8		4.0	3.8
Occupancy rate (average beds in service)	50.8%	45.4%		49.6%	45.5%
Net operating revenues	$795,032	$583,475	36.3%	$636,216	$581,820	9.3%
Net inpatient revenue as a % of total net operating revenues	51.5%	53.3%		51.9%	53.3%
Net outpatient revenue as a % of total net operating revenues	47.0%	45.5%		47.0%	45.5%
Income from operations	$78,847	$62,554	26.0%	$70,790	$63,087	12.2%
Income from operations as a % of net operating revenues	9.9%	10.7%		11.1%	10.8%
Depreciation and amortization	$39,792	$31,801		$32,815	$31,644
Minority interest in earnings	$284	$375		$284	$375

Liquidity Data:

Adjusted EBITDA	$118,923	$94,730	25.5%
Adjusted EBITDA as a % of net operating revenues	15.0%	16.2%
Net cash provided by operating activities (see page 4, footnote (d))	$45,348	$88,643
Net cash provided by operating activities as a % of net operating revenue	5.7%	15.2%

CYH Announces Fourth Quarter and Year Ended December 31, 2003 Results
February 25, 2004

COMMUNITY HEALTH SYSTEMS, INC.

Selected Operating Data

(Unaudited)

($ in thousands)

	For the Year Ended December 31,
	Consolidated			Same-Store
	2003	2002	% Change	2003	2002	% Change

Number of hospitals	72	63		62	62
Licensed beds	7,810	6,310		6,178	6,247
Beds in service	6,180	4,939		4,932	4,900
Admissions	254,867	209,967	21.4%	211,954	209,840	1.0%
Adjusted admissions	465,848	387,311	20.3%	385,404	387,049	-0.4%
Patient days	1,005,712	809,166	24.3%	835,127	808,681	3.3%
Average length of stay (days)	3.9	3.9		3.9	3.9
Occupancy rate (average beds in service)	48.5%	47.9%		48.6%	47.9%
Net operating revenues	$2,834,624	$2,200,417	28.8%	$2,385,404	$2,198,479	8.5%
Net inpatient revenue as a % of total net operating revenues	51.3%	52.5%		51.5%	52.5%
Net outpatient revenue as a % of total net operating revenues	47.5%	46.2%		47.3%	46.2%
Income from operations	$290,770	$241,510	20.4%	$267,831	$241,980	10.7%
Income from operations as a % of net operating revenues	10.3%	11.0%		11.2%	11.0%
Depreciation and amortization	$143,766	$118,218		$125,011	$118,061
Minority interest in earnings	$1,987	$2,236		$1,987	$2,236

Liquidity Data:

Adjusted EBITDA	$436,523	$361,964	20.6%
Adjusted EBITDA as a % of net operating revenues	15.4%	16.4%
Net cash provided by operating activities (see page 4, footnote (d))	$243,704	$285,499
Net cash provided by operating activities as a % of net operating revenues	8.6%	13.0%

CYH Announces Fourth Quarter and Year Ended December 31, 2003 Results
February 25, 2004

COMMUNITY HEALTH SYSTEMS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

($ in thousands)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$16,331	$132,844
Patient accounts receivable, net	559,097	400,442
Other current assets	120,652	114,440
Total current assets	696,080	647,726

Property and equipment	1,772,461	1,310,738
Less accumulated depreciation and amortization	(377,116)	(281,401)
Property and equipment, net	1,395,345	1,029,337
Goodwill, net	1,155,797	1,029,975
Other assets, net	102,989	102,458
Total assets	$3,350,211	$2,809,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$29,677	$18,529
Accounts payable and accrued liabilities	368,387	299,901
Total current liabilities	398,064	318,430

Long-term debt	1,444,981	1,173,929
Other long-term liabilities	156,577	102,832
Stockholders’ equity	1,350,589	1,214,305

Total liabilities and stockholders’ equity	$3,350,211	$2,809,496

CYH Announces Fourth Quarter and Year Ended December 31, 2003 Results
February 25, 2004

COMMUNITY HEALTH SYSTEMS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

($ in thousands)

	Year Ended December 31,
	2003	2002
Cash flows from operating activities
Net Income	$131,472	$99,984
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	143,766	118,218
Minority interest in earnings	1,987	2,236
Other non-cash expenses, net	61,907	47,030
Net changes in operating assets and liabilities, net of effects of acquisition	(95,428)	18,031
Net cash provided by operating activities	243,704	285,499

Cash flows from investing activities
Acquisitions of facilities	(450,572)	(156,069)
Disposition of facility	4,088	—
Purchases of property and equipment, net	(145,307)	(103,502)
Increase in other assets	(28,979)	(31,569)
Net cash used in investing activities	(620,770)	(291,140)

Cash flows from financing activities
Proceeds from exercise of stock options	4,264	2,541
Stock buy-back	(14,708)	—
Proceeds from minority investors in joint ventures	—	1,770
Redemption of minority investments in joint ventures	(430)	(707)
Distribution to minority investors in joint ventures	(2,471)	(1,890)
Deferred financing costs	(1,261)	(8,959)
Borrowing under credit agreement	390,700	905,900
Repayments of long-term indebtedness	(115,541)	(768,556)
Net cash provided by financing activities	260,553	130,099

Net change in cash and cash equivalents	(116,513)	124,458
Cash and cash equivalents at beginning of period	132,844	8,386
Cash and cash equivalents at end of period	$16,331	$132,844